Exhibit 99.1

Watsco’s Fourth Quarter EPS Jumps 24%, Setting New Records

for Sales, Operating Profit, Net Income and Cash Flow

Annual Records Achieved for EPS, Sales, Profitability and Cash Flow

10% Dividend Raise to $7.80 Following Record Performance

MIAMI, FLORIDA – (GLOBENEWSWIRE) February 11, 2021 – Watsco, Inc. (NYSE: WSO) reported record fourth quarter results. Watsco set new annual records for earnings per share (EPS), sales, operating income, net income and operating cash flow.

Watsco also announced that its Board of Directors approved a 10% increase in its annual dividend to $7.80 per share to be reflected in the Company’s next regular quarterly payment in April 2021.

Watsco’s entrepreneurial culture, which empowers leaders to think and act locally, proved critically important in responding to changing market conditions during 2020. The Company’s technology platforms supported customers and facilitated higher levels of engagement and connectivity, which led to more customer acquisition and market share gains. In addition, Watsco’s internally-focused technology platforms, designed to promote operational excellence in each of the Company’s 600 locations, yielded efficiencies and contributed to the Company’s record cash flow.

Albert H. Nahmad, Watsco’s Chairman and CEO commented: “We are excited to deliver another record year, especially given the unique business challenges faced in 2020. Our core U.S. residential business remained solid, generating 17% growth during the quarter and reflecting the continued trend towards higher-efficiency systems. We express our gratitude to our more than 5,700 employees for their extraordinary efforts during this challenging year. We are optimistic and look forward to another strong year in 2021.”

Fourth Quarter Results

Key performance metrics:

•	24% EPS growth to $1.14

•	23% increase in net income attributable to Watsco to a record $46 million

•	8% sales growth to a record $1.15 billion (7% increase on a same-store basis)

•	34% increase in operating profit to a record $70 million with 110 basis-point operating margin expansion

•	8% gross profit increase to a record $282 million with 10 basis-point increase in gross margin

•	2% increase in SG&A expenses (110 basis-point improvement as a percentage of sales)

•	17% increase in operating cash flow to a record $162 million

Sales Trends (excluding acquisitions):

•	9% increase in HVAC equipment (67% of sales), including 13% overall growth in U.S. markets and 17% growth in U.S. residential equipment

•	7% increase in other HVAC products (30% of sales)

•	2% increase in commercial refrigeration products (3% of sales)

Mr. Nahmad added: “Looking to the long-term, we believe there is opportunity to be a significant participant and contributor in efforts to address climate change. The sale of higher-efficiency products has long been a fundamental opportunity given the size and age of the installed base of HVAC systems in the U.S., many of which are operating under old efficiency standards that result in higher energy use and costs to homeowners. We have a role to play in educating contractors and consumers on the benefits of higher-efficiency systems that both reduce energy costs and contribute to a healthier climate. Watsco plans to actively collaborate with its OEM partners and key stakeholders to lead these ongoing efforts in its marketplace.”

It is important to note that the fourth quarter of each calendar year is highly seasonal due to the nature and timing of the replacement of HVAC systems, which is strongest in the second and third quarters. Accordingly, the Company’s fourth quarter financial results are disproportionately affected by seasonality.

Full-Year Results

Key performance metrics:

•	8% EPS growth to a record $7.01

•	10% increase in net income attributable to Watsco to a record $270 million

•	6% sales growth to a record $5.05 billion (2% increase on a same-store basis)

•	9% operating profit growth to a record $401 million (7% on a same-store basis)

•	20 basis-point operating margin expansion to 7.9% (40 basis-point increase on a same-store basis to 8.1%)

•	6% increase in gross profit to a record $1.22 billion (10 basis-point decline in gross margins)

•	4% increase in SG&A expenses, including new locations and acquisitions

•	1% decrease in same-store SG&A expenses and a 50 basis-point improvement as a percentage of sales

•	59% increase in operating cash flow to a record $534 million or 165% of net income

Sales trends (excluding acquisitions):

•	4% growth in HVAC equipment (69% of sales), including 7% growth in U.S. markets and 10% growth in U.S. residential equipment

•	Flat sales of other HVAC products (28% of sales)

•	4% decrease in commercial refrigeration products (3% of sales)

Mr. Nahmad further commented: “Our performance in 2020 resulted in record cash flow and debt-reduction. As a result, we are pleased to raise our dividend 10% to $7.80 per share effective April 2021. Watsco is debt-free and capable of investing in almost any-sized opportunity to grow our network and leadership position in the estimated $40 billion North American HVAC distribution industry.”

Technology Innovation

Watsco continues to aggressively invest in technologies to transform its customer-experience. These investments make it easier for HVAC contractors to do business with Watsco and, in turn, improve the speed, efficiency and growth opportunities for our customers. More recent platforms have also been established to help customers develop and grow their business involving one of the most important consumer purchases in the home. Specific technology-related achievements in 2020 include:

•

Product Information Management (PIM) is the industry’s leading repository of product information delivered seamlessly in digital form through Watsco’s mobile apps and e-commerce platform to HVAC contractors in the field. Watsco has digitized product information for approximately 875,000 SKUs, an increase of 20% over 2019, which are accessed by more than 300,000 contractors and technicians.

•

Contractor Assist mobile apps provide customers in the field with real-time access to critical information to make technicians more efficient, including technical support, product detail and inventory information, warranty look-up, the ability to purchase product and much more. The user community of Watsco’s innovative mobile apps grew to over 120,000 in 2020. The number of average weekly users grew 27% during 2020.

•

E-Commerce sales continued to grow as more customers transacted online. In 2020, Watsco’s e-commerce sales exceeded $1.5 billion with 20% growth in customers transacting through its e-commerce platform. E-commerce revenues increased to 33% of sales versus 31% in 2019. Additional e-commerce highlights include:

E-Commerce Metrics	2020 vs. 2019
E-commerce Sales	10% increase to $1.53 billion
E-commerce Customer Growth	20% increase to over 16,000 customers
E-commerce super-users (>70% use)	26% increase to over 2,400 customers
E-commerce Order Growth	20% increase to over 1.2 million transactions
E-commerce Line Items per Order	27% higher than traditional orders
Attrition rate for e-commerce users	69% less attrition than non-users

•

OnCall Air®, Watsco’s digital sales platform for use by HVAC/R contractors, and CreditForComfort®, its companion consumer financing platform, both continue to see increased penetration as our customers digitally engage with homeowners. In 2020, OnCall Air® presented quotes to approximately 109,000 households, a 78% increase over the prior year, and generated nearly $350 million in gross merchandise value, an 89% increase over 2019. CreditForComfort® processed more than 5,000 financing applications in 2020, an increase of 137% over the prior year, and grew the dollar value of loans by more than 180%.

•

Investments in Watsco’s proprietary warehouse technology that delivers speed, convenience and order accuracy have resulted in faster, better and more accurate servicing of customers. Express Pick-up allows contractors to streamline the traditional fulfillment of orders, enabling quicker service. In response to the COVID-19 pandemic, Watsco also launched curbside pick-up and touchless payment capabilities to facilitate contactless order fulfillment. More tools were developed to optimize demand planning and inventory levels. Taken as a whole, these investments enhance the customer experience, streamline branch operations and benefit same-store productivity.

Warehouse Efficiency & Supply Chain	2020 vs. 2019
Locations with Order Fulfillment (OF) software	More than 550 or 92% of total branches
Locations with Express Pick-up	452 locations, up 24% over last year
Express Pick-Up Orders Fulfilled	More than 250,000 orders, up 47% from 2019
Curbside Orders Fulfilled (introduced in 2020)	More than 22,000 orders since July 1, 2020

AJ Nahmad, Watsco’s President, commented: “2020 marked further progress toward our long-term goal of scaling Watsco’s technologies for HVAC/R contractors. As more and more customers adapt to operating in the digital age, we believe that Watsco has the industry’s most sophisticated tools to help customers grow and operate with speed. Even more exciting is the progress we are seeing with newer platforms like OnCall Air and CreditForComfort, which make it possible for contractors to win more frequently with homeowners. Our horizon remains long-term, and we have merely scratched the surface of what is possible.”

Balance Sheet, Cash Flow & Dividends

Watsco’s long-standing goal is to maintain a conservative balance sheet to allow investment in new growth opportunities whenever they arise. During 2020, Watsco generated record cash flow and finished the year debt-free. The Company maintains a $560 million revolving credit facility. Watsco believes its conservative financial position and access to low-cost capital provide confidence to its customers, employees and OEM partners.

Operating cash flow for the year increased 59% to a record $534 million. Since 2000, Watsco’s cumulative operating cash flow was $3.2 billion compared to net income of $2.9 billion, surpassing the Company’s goal of generating cash flow in excess of net income.

Watsco has paid cash dividends for 47 consecutive years with the philosophy of sharing increasing amounts of cash flow with shareholders through dividends over time, while maintaining a conservative financial position with flexibility to invest in future growth.

In February 2021, Watsco’s Board authorized a 10% increase in Watsco’s annual dividend to $7.80 per share effective at its next scheduled payment date on April 30, 2021. Future dividend increases will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s financial condition.

Fourth Quarter Earnings Conference Call Information

Date: February 11, 2021 at 10:00 a.m. (ET)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis”, which exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 300,000 contractors and technicians visit or call one of its 600 locations each year to get information, obtain technical support and buy products. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important as these systems accounts for approximately half of the energy consumed in a typical home. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues	$1,154,716	$1,072,315	$5,054,928	$4,770,362
Cost of sales	872,472	811,794	3,832,107	3,613,406

Gross profit	282,244	260,521	1,222,821	1,156,956
Gross profit margin	24.4%	24.3%	24.2%	24.3%

SG&A expenses	214,575	210,805	833,051	800,328
Other income	2,092	2,317	11,264	10,256

Operating income	69,761	52,033	401,034	366,884
Operating margin	6.0%	4.9%	7.9%	7.7%

Interest expense, net	58	610	1,239	4,032

Income before income taxes	69,703	51,423	399,795	362,852
Income taxes	13,226	7,017	76,623	67,077

Net income	56,477	44,406	323,172	295,775
Less: net income attributable to non-controlling interest	10,467	7,128	53,593	49,825

Net income attributable to Watsco	$46,010	$37,278	$269,579	$245,950

Diluted earnings per share:
Net income attributable to Watsco shareholders	$46,010	$37,278	$269,579	$245,950
Less: distributed and undistributed earnings allocated to non-vested restricted common stock (1)	5,869	5,058	23,140	20,411

Earnings allocated to Watsco shareholders	$40,141	$32,220	$246,439	$225,539

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	35,274,252	34,989,956	35,150,571	34,675,641
Diluted earnings per share for Common and Class B common stock (1)	$1.14	$0.92	$7.01	$6.50

(1)

These amounts include the dilutive impact attributable to the excess of dividends paid on restricted shares over the net income allocated to non-vested restricted common stock. Such excess amounts were $1.9 million in the fourth quarter of 2020 (5 cents per share) and $2.0 million in the fourth quarter of 2019 (6 cents per share). The Company expects this dilutive impact to be seasonal during the first and fourth quarters of each year due to EPS in such periods generally being less than the quarterly dividend rate.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2020	2019
Cash and cash equivalents	$146,067	$74,454
Accounts receivable, net	535,288	533,810
Inventories	793,869	920,786
Other	21,791	17,680

Total current assets	1,497,015	1,546,730
Property and equipment, net	98,225	98,523
Operating lease right-of-use assets	209,169	223,369
Goodwill, intangibles, net and other	692,508	687,539

Total assets	$2,496,917	$2,556,161

Accounts payable and accrued expenses	$427,911	$392,296
Current portion of long-term obligations	71,804	69,421

Total current liabilities	499,715	461,717
Borrowings under revolving credit agreement	—	155,700
Operating lease liabilities, net of current portion	139,527	154,271
Deferred income taxes and other liabilities	77,914	69,706

Total liabilities	717,156	841,394

Watsco’s shareholders’ equity	1,486,678	1,435,427
Non-controlling interest	293,083	279,340

Shareholders’ equity	1,779,761	1,714,767

Total liabilities and shareholders’ equity	$2,496,917	$2,556,161

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$323,172	$295,775
Non-cash items	44,061	40,203
Changes in working capital, net of effects of acquisitions	167,146	(207)

Net cash provided by operating activities	534,379	335,771

Cash flows from investing activities:
Capital expenditures, net	(16,342)	(16,425)
Business acquisitions, net of cash acquired	—	(59,672)
Investment in unconsolidated entity	—	(4,940)

Net cash used in investing activities	(16,342)	(81,037)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(265,713)	(241,412)
Net (repayments) proceeds under revolving credit agreement	(155,700)	20,500
Distributions to non-controlling interest	(42,401)	(39,272)
Proceeds from non-controlling interest	—	17,988
Purchase of additional ownership interest from NCI	—	(32,400)
Other	15,321	10,573

Net cash used in financing activities	(448,493)	(264,023)

Effect of foreign exchange rate changes on cash and cash equivalents	2,069	849

Net increase (decrease) in cash and cash equivalents	71,613	(8,440)
Cash and cash equivalents at beginning of year	74,454	82,894

Cash and cash equivalents at end of year	$146,067	$74,454